Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-232928
Relating to the Preliminary Prospectus Supplement dated June 25, 2020

Occidental Petroleum Corporation
Pricing Term Sheet
June 26, 2020
$500,000,000 8.000% Senior Notes due 2025
$500,000,000 8.500% Senior Notes due 2027
$1,000,000,000 8.875% Senior Notes due 2030

Issuer:	Occidental Petroleum Corporation (the “Company”)

Trade Date:	June 26, 2020

Settlement Date*:	July 13, 2020 (T+10)

Title:	8.000% Senior Notes due 2025 (the “2025 Notes”)
8.500% Senior Notes due 2027 (the “2027 Notes”)
8.875% Senior Notes due 2030 (the “2030 Notes”)

Expected Ratings
(Moody’s/S&P/Fitch)**:	Ba2/BB+/BB

Principal Amount:	2025 Notes: $500,000,000
2027 Notes: $500,000,000
2030 Notes: $1,000,000,000

Maturity Date:	2025 Notes: July 15, 2025
2027 Notes: July 15, 2027
2030 Notes: July 15, 2030

Interest Payment Dates:	2025 Notes: Semi-annually on July 15 and January 15, commencing January 15, 2021
2027 Notes: Semi-annually on July 15 and January 15, commencing January 15, 2021
2030 Notes: Semi-annually on July 15 and January 15, commencing January 15, 2021

Record Dates:	2025 Notes: July 1 and January 1
2027 Notes: July 1 and January 1
2030 Notes: July 1 and January 1

Coupon:	2025 Notes: 8.000% per annum
2027 Notes: 8.500% per annum
2030 Notes: 8.875% per annum

Benchmark Treasury:	2025 Notes: UST 0.25% due June 30, 2025
2027 Notes: UST 0.5% due June 30, 2027
2030 Notes: UST 0.625% due May 15, 2030

Spread to Benchmark Treasury:	2025 Notes: T + 770 bps
2027 Notes: T + 802 bps
2030 Notes: T + 824 bps

Yield to Maturity:	2025 Notes: 8.000%
2027 Notes: 8.500%
2030 Notes: 8.875%

Initial Price to Public:	2025 Notes: 100.000%
2027 Notes: 100.000%
2030 Notes: 100.000%

Optional Redemption Provisions:

2025 Notes:	Make-Whole Call: UST + 50 bps
Par Call: On or after April 15, 2025
2027 Notes:	Make-Whole Call: UST + 50 bps
Par Call: On or after January 15, 2027
2030 Notes:	Make-Whole Call: UST + 50 bps
Par Call: On or after January 15, 2030

CUSIP / ISIN:	2025 Notes: 674599 DY8 / US674599DY89
2027 Notes: 674599 DZ5 / US674599DZ54
2030 Notes: 674599 EA9 / US674599EA94

Joint Active Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Wells Fargo Securities, LLC

Joint Book-Running Managers:	Barclays Capital Inc.
BofA Securities, Inc.
HSBC Securities (USA) Inc.
MUFG Securities Americas Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.

Senior Co-Managers:	BBVA Securities Inc.
Mizuho Securities USA LLC
Scotia Capital (USA) Inc.
Standard Chartered Bank

Co-Managers:	BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
PNC Capital Markets LLC
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
BNY Mellon Capital Markets, LLC
CIBC World Markets Corp.

*We expect that delivery of the notes will be made against payment therefor on or about July 13, 2020, which will be the tenth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+10”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the following seven business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes should consult their own advisors.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. See “Risk Factors—Risks Related to the Notes—Our credit ratings may not reflect all risks of an investment in the notes and there is no protection in the indenture for holders of the notes in the event of a ratings downgrade. A downgrade in our credit rating could negatively impact our cost of and ability to access capital.” in the Company’s preliminary prospectus supplement dated June 25, 2020.

The Company has filed a registration statement (including a prospectus) and a related preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC toll-free at 1-866-803-9204, RBC Capital Markets LLC collect at 1-646-992-7318 or Wells Fargo Securities, LLC toll-free at 1-800-645-9751.

This pricing term sheet supplements, and should be read in conjunction with, the Company’s preliminary prospectus supplement dated June 25, 2020 and the accompanying prospectus dated July 31, 2019 and the documents incorporated by reference therein.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.